Exhibit 10.1

ORGANIZATIONAL AND OFFERING EXPENSE

REIMBURSEMENT AGREEMENT

This Organizational and Offering Expense Reimbursement Agreement (the “Agreement”) is made this 12th day of August, 2026, by and between TCW Specialty Lending LLC (the “Company”), a Delaware limited liability company, and TCW Asset Management Company LLC, a Delaware limited liability company (the “Adviser”). Capitalized terms used but not otherwise defined herein have the meanings given to them in the amended and restated limited liability company agreement of the Company (“A&R LLCA”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company has retained the Adviser to furnish investment advisory and management services to the Company on the terms and conditions set forth in the investment advisory and management agreement, dated April 1, 2026, entered between the Company and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”);

WHEREAS, Section 5.1 of the A&R LLCA provides that “the Company will not bear more than (a) an amount equal to 10 basis points of the aggregate Commitments to the Company for Organizational Expenses and offering expenses in connection with the offering of Units.” (the “Organizational Expense Limitation”);

WHEREAS, the Adviser has paid, and may from time to time pay, Organizational Expenses and offering expenses on behalf of the Company in excess of such limitation (each such payment, an “Expense Payment”);

WHEREAS, pursuant to Section 3.3.1 of the A&R LLCA, Units issued to Additional Unitholders in Catch-Up Purchases are subject to adjustments to appropriately reflect each Additional Unitholder’s pro rata portion of the Company’s initial organizational expenses; and

WHEREAS, the Company and the Adviser desire to provide for the conditional reimbursement by the Company of Expense Payments previously made by the Adviser, to the extent that increases in aggregate Commitments increase the limitation set forth in Section 5.1(b) of the A&R LLCA, subject to the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Adviser Expense Payments on Behalf of the Company

(a) The Company shall bear Organizational Expenses and offering expenses in connection with the offering of Units in an aggregate amount not to exceed 10 basis points of aggregate Commitments, as in effect from time to time, in accordance with Section 5.1(b) of the A&R LLCA. The Adviser has paid, and may from time to time hereafter pay, Organizational Expenses and offering expenses of the Company that would otherwise cause the aggregate expenses borne by the Company to exceed the Organizational Expense Limitation (each such payment, including the payment made by the Adviser prior to the date hereof, an “Adviser Expense Payment”).

(b) Each Adviser Expense Payment shall be reimbursable by the Company until, but not after, the date that is three years after the date on which the Adviser Expense Payment was paid by the Adviser, after which any unreimbursed amount shall be permanently waived by the Adviser.

(c) Following any increase in aggregate Commitments - whether through admission of additional Unitholders or an increase in the Commitment of any existing Member - the Company shall reimburse the Adviser for Adviser Expense Payments previously made, to the extent that, at the time of and after giving effect to such reimbursement, the aggregate Organizational Expenses and offering expenses in connection with the offering of Units borne by the Company (including all reimbursements previously made under this Section 1) would not exceed the Organizational Expense Limitation, calculated by reference to aggregate Commitments as then in effect.

2. Termination and Survival

(a)	This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement may be terminated, without the payment of any penalty, by the Company or the Adviser at any time, on no more than 60 days’ notice.

(c)

This Agreement shall automatically terminate in the event of (i) the termination by the Company of the Investment Advisory Agreement; (ii) the Board of Directors of the Company (the “Board”) makes a determination to dissolve or liquidate the Company; or (iii) a sale of all or substantially all of the Company’s assets or a transaction or series of transactions, including by way of merger, consolidation recapitalization, reorganization, or sale of units.

(d)	Sections 2 and 3 of this Agreement shall survive any termination of this Agreement.

3. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is a regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s A&R LLCA, as it may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

(d)

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)

This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

TCW SPECIALTY LENDING LLC

By:	/s/ Andrew Kim
Name:	Andrew Kim
Title:	Chief Financial Officer

TCW ASSET MANAGEMENT COMPANY LLC

By:	/s/ Richard Villa
Name:	Richard Villa
Title:	Executive Vice President

By:	/s/ Zachary Edelman
Name:	Zachary Edelman
Title:	Senior Vice President

[Signature Page to Organizational and Offering Expense Support and Reimbursement Agreement]

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